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                                                                    EXHIBIT 99.3


                            ARTICLES OF INCORPORATION

                                       OF

                     TEJAS SECURITIES GROUP HOLDING COMPANY


         The undersigned natural person of the age of eighteen (18) years or more, acting as an incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:


                                    ARTICLE I

                                      NAME

         The name of the corporation is Tejas Securities Group Holding Company.


                                   ARTICLE II

                                    DURATION

         The period of its duration is perpetual.


                                   ARTICLE III

                                     PURPOSE

         The purpose or purposes for which the corporation is organized are to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.



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                                   ARTICLE IV

                                     SHARES

         The aggregate number of shares which the corporation has authority to issue is Six Million (6,000,000) shares of no par value per share. Such shares are designated as common stock and shall have identical rights and privileges in every respect.


                                    ARTICLE V

                           DENIAL OF PREEMPTIVE RIGHTS

         The right of a shareholder referred to in Article 2.22-1 of the Texas Business Corporation Act, to exercise a preemptive right to acquire additional, unissued or treasury shares of the corporation or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares of the corporation is hereby denied.


                                   ARTICLE VI

                              NONCUMULATIVE VOTING

         Directors shall be elected by majority vote. No shareholder of the corporation shall have the right to cumulate his votes in the election of directors.



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                                   ARTICLE VII

                              POWER TO AMEND BYLAWS

         Without limiting the power of the shareholders of the corporation to amend or repeal the corporation's bylaws or to adopt new bylaws, the Board of Directors shall have the power to amend or repeal the corporation's bylaws and to adopt new bylaws.


                                  ARTICLE VIII

                            COMMENCEMENT OF BUSINESS

         The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00).


                                   ARTICLE IX

                           REGISTERED OFFICE AND AGENT

         The street address of the initial registered office of the corporation is CT Corporation System and the name of its initial registered agent at such address is 350 N. St. Paul, Dallas, Texas 75201.



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                                    ARTICLE X

                                INITIAL DIRECTORS

         The number of directors constituting the initial Board of Directors is six (6) and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders, or until their successor or successors are elected and qualified are:


John Gorman                                 John Glade
1250 Capital of Texas Highway, South        1250 Capital of Texas Highway, South
Building Two, Suite 500                     Building Two, Suite 500
Austin, Texas  78746                        Austin, Texas  78746

Jay Van Ert                                 Jon McDonald
1250 Capital of Texas Highway, South        1250 Capital of Texas Highway, South
Building Two, Suite 500                     Building Two, Suite 500
Austin, Texas  78746                        Austin, Texas  78746

Greg Woodby                                 Joe Moran
1250 Capital of Texas Highway, South        1250 Capital of Texas Highway, South
Building Two, Suite 500                     Building Two, Suite 500
Austin, Texas  78746                        Austin, Texas  78746

         The number of directors may hereafter be increased or decreased as provided in the bylaws of the corporation.

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                                   ARTICLE XI

                             LIABILITY OF DIRECTORS

         No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director to the extent the director is found liable for: (1) a breach of the director's duty of loyalty to the corporation or its shareholders;
(2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (4) an act or omission for which the liability of a director is expressly provided for by an applicable statute.


                                   ARTICLE XII

                    ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

         Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.


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                                  ARTICLE XIII

                                  INCORPORATOR

         The name and address of the incorporator is:

                         Scott Christiansen
                         Winstead Sechrest & Minick P.C.
                         5400 Renaissance Tower
                         1201 Elm Street
                         Dallas, Texas  75270-1999


         IN WITNESS WHEREOF, I have hereunto set my hand this the 18th day of August, 1999.



                                        /s/ SCOTT CHRISTIANSEN
                                        ----------------------------------------
                                        Scott Christiansen



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